[ROYCE & ASSOCIATES, LLC Letterhead]

                                                                         December 31, 2002

Royce Capital Fund
1414 Avenue of the Americas
New York, NY 10019

Re: Fee Waiver and Expense Reimbursement - Royce Capital Fund

Gentlemen:

        Reference is made to the Investment Advisory Agreement dated as of October 1, 2001 (the "Agreement") by and between Royce Capital Fund (the "Fund") on behalf of Royce Small-Cap Portfolio (the "Series") and Royce & Associates LLC (the "Adviser").

        Notwithstanding the provisions of Section 4 (Compensation of the Adviser) of the Agreement, the Adviser hereby waives compensation for services provided by it under the Agreement for the calendar year ending December 31, 2003, and/or agrees to reimburse expenses relating to such calendar year to the Series with respect to the Class in an amount, if any, necessary so that the Series "Annual Operating Expenses" are not more than 1.35% of its average net assets for such calendar year.

        The Adviser's obligations to reimburse the Series hereunder will not apply for any period when the Adviser is not rendering services to the Series under the Agreement.

        The Series' "Annual Operating Expenses" means and will consist only of the following operating expenses of the Series that are, under generally accepted accounting principles, accruable and deductible from the Series' assets for the calendar year involved: (i) investment advisory fees, if any; (ii) Rule 12b-1 distribution fees, if any; and (iii) custodian fees, shareholder servicing fees, administrative and office facilities expenses, professional fees, trustees' fees and any other operating expenses of the Series that are recorded or includable in the Series' statement of operations in accordance with generally accepted accounting principles. Notwithstanding the provisions of the immediately preceding sentence, the Series' "Annual Operating Expenses" do not include interest and dividends on securities sold short, amortization of organization expenses, taxes, brokerage commissions, litigation and indemnification expenses or any costs or expenses of or for the Series that are "extraordinary" as determined under generally accepted accounting principles (see Accounting Principles Board Opinion No. 30).

                                                                        Very truly yours,

ROYCE & ASSOCIATES, LLC

By: /s/ John D. Diederich
John D. Diederich
Chief Operating Officer
ACCEPTED:
ROYCE CAPITAL FUND

By: /s/ John D. Diederich
John D. Diederich
Vice President